EXHIBIT 10.3

PRIMEDIA INC.

1992 STOCK PURCHASE AND OPTION PLAN

NONQUALIFIED STOCK OPTION AGREEMENT FOR NON-EMPLOYEE DIRECTORS

No. of Shares subject to

Nonqualified Stock Option: ___

THIS NONQUALIFIED STOCK OPTION AGREEMENT FOR NON-EMPLOYEE DIRECTORS (this “Agreement”), dated as of the ____ day of June, 2008, by and between PRIMEDIA INC., a Delaware corporation (the “Corporation”), and ___________________________ (the “Participant”), is made pursuant and subject to the provisions of the Corporation’s 1992 Stock Purchase and Option Plan (the “Plan”), a copy of which is attached hereto. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1.

Grant of Option. Pursuant to the Plan, the Corporation, on June __, 2008 (the “Date of Grant”), granted to the Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein, the right and option (this “Option”) to purchase from the Corporation all or any part of an aggregate of __________ shares of the common stock of the Corporation, $0.01 par value per share (the “Common Stock”), at the exercise price of $___________ per share. Such price per share is not less than the Fair Market Value of a share of Common Stock on the Date of Grant. This Option is exercisable as hereinafter provided.

2.	Terms and Conditions. This Option is subject to the following terms and conditions:
(a)	Expiration Date. This Option shall expire at 11:59 p.m. on December 31, 2013 (the “Expiration Date”) or such earlier time as set forth in paragraphs 3, 4 or 5 of this Agreement.
(b)

Exercise of Option. Except as provided in the Plan and in paragraphs 3, 4 or 5 of this Agreement, this Option shall become exercisable at the time or times set forth on Exhibit A attached hereto. Once this Option has become exercisable, it shall continue to be exercisable until the earlier of the termination of the Participant’s rights hereunder pursuant to paragraphs 3, 4 or 5 of this Agreement or until the Expiration Date. A partial exercise of this Option shall not affect the Participant’s right to exercise the Option with respect to the remaining shares of Common Stock subject to the Option, subject to the conditions of the Plan and this Agreement.

(c)

Method of Exercise and Payment for Shares. This Option shall be exercised by delivering written notice of exercise to the attention of the Corporation’s General Counsel at the Corporation’s address specified in paragraph 10 below. The exercise date shall be the date of delivery of the notice of exercise. Such notice must be accompanied by payment of the Option price in full. The Participant may pay part or all of the Option price (i) in cash, (ii) by check, bank draft or money order payable to the Corporation, (iii) if approved by the Committee, by surrendering (actually or by attestation) shares of Common Stock to the Corporation that the Participant already owns and to the extent necessary to avoid adverse accounting treatment, has either held for at least six months or acquired on the open market, (iv) if approved by the Committee, by a cashless exercise through a broker, (v) if approved by the Committee, by having shares of Common Stock withheld by the Corporation from the shares otherwise to be received or (vi) by any combination of the aforementioned methods of payment. If shares of Common Stock are used to pay part or all of the Option price, the sum of the cash and cash equivalent and the Fair Market Value (determined as of the day preceding the date of exercise) of the shares of Common Stock surrendered must not be less than the Option price of the shares of Common Stock for which the Option is being exercised.

(d)

Transferability. Except as provided herein, this Option is nontransferable and during the Participant's lifetime, only the Participant may exercise this Option. This Option may be transferred by will or the laws of descent and distribution and, notwithstanding the foregoing, during the Participant's lifetime, may be transferred by the Participant to the Participant's “family members” (as such term is defined in the General Instructions to the Form S-8 Registration Statement Under the Securities Act of 1933), on such terms and conditions as the Committee may provide. Any such transfer will be permitted only if (i) the Participant does not receive any consideration for the transfer and (ii) the Committee expressly approves the transfer. Any transferee to whom this Option is transferred shall be bound by the same terms and conditions that govern this Option; provided, however, that the transferee may not transfer this Option except by will or the laws of descent and distribution. No right or interest of the Participant in this Option shall be liable for, or subject to, any lien, obligation or liability of the Participant.

3.

Exercise in the Event of Death. This Option shall be exercisable for all or part of the number of shares of Common Stock that the Participant is entitled to purchase pursuant to paragraph 2(b) as of the date of the Participant’s death, reduced by the number of shares for which the Participant previously exercised the Option, in the event the Participant dies while serving as a director on the Board of Directors of the Corporation or any Subsidiary and prior to the Expiration Date and the termination of the Participant’s rights under paragraphs 4 or 5 of this Agreement. In that event, this Option may be exercised by the Participant’s estate, or the person or persons to whom the Participant’s rights under this Option shall pass by will or the laws of descent and distribution, for the remainder of the period preceding the Expiration Date or within one year of the date the Participant dies, whichever period is shorter.

4.

Exercise in the Event of Disability. This Option shall be exercisable for all or part of the number of shares of Common Stock that the Participant is entitled to purchase pursuant to paragraph 2(b) as of the date the Participant becomes “Disabled” (as defined below), reduced by the number of shares for which the Participant previously exercised the

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Option, if the Participant becomes Disabled while serving as a director on the Board of Directors of the Corporation or any Subsidiary and prior to the Expiration Date and the termination of the Participant’s rights under paragraphs 3 or 5 of this Agreement. In that event, the Participant may exercise this Option for the remainder of the period preceding the Expiration Date or within one year of the date the Participant ceases to serve on the Board of Directors of the Corporation or any Subsidiary on account of being Disabled, whichever period is shorter. For purposes of this Agreement, “Disabled” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months. The Committee, in its sole discretion, shall determine whether the Participant is Disabled for purposes of this Agreement.

5.

Exercise After Termination of Service. This Option shall be exercisable for all or part of the number of shares of Common Stock that the Participant is entitled to purchase pursuant to paragraph 2(b) as of the date the Participant ceases to serve as a director on the Board of Directors of the Corporation or any Subsidiary, reduced by the number of shares for which the Participant previously exercised the Option, if the Participant ceases to serve as a director, other than on account of death or becoming Disabled, prior to the Expiration Date and the termination of the Participant’s rights under paragraphs 3 or 4 of this Agreement. In that event, the Participant may exercise this Option for the remainder of the period preceding the Expiration Date or until the date that is ninety (90) days after the date the Participant ceases to serve on the Board of Directors of the Corporation or any Subsidiary, whichever period is shorter.

6.

Agreement to Terms of the Plan and Agreement. The Participant has received a copy of the Plan, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions.

7.

Minimum Exercise. This Option may not be exercised for less than [_______] shares of Common Stock unless it is exercised for the full number of shares of Common Stock that remain subject to the Option.

8.	Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle the Participant to a fractional share, such fractional share shall be disregarded.
9.

Change in Capital Structure. The terms of this Option may be adjusted in accordance with the terms and conditions of the Plan as the Committee determines is equitably required in the event the Corporation effects one or more stock splits, spin-offs, stock dividends, stock combinations or reclassifications or engages in any recapitalizations, mergers or other similar changes in capitalization described in the Plan.

10.

Notice. Any notice or other communication given pursuant to this Agreement, or in any way with respect to this Option, shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested or documented overnight delivery service, to the following addresses:

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If to the Corporation:	PRIMEDIA INC.

3585 Engineering Drive

Norcross, Georgia 30092

Attn: General Counsel

If to the Participant:

11.

No Right to Continued Service. This Option does not confer upon the Participant any right with respect to continued service on the Board of Directors of the Corporation or any Subsidiary, nor shall it interfere in any way with the right of the Corporation or any Subsidiary to terminate the Participant’s service at any time without assigning a reason therefor.

12.

No Stockholder Rights. The Participant shall not have any rights as a stockholder with respect to shares of Common Stock subject to the Option until the date of exercise of the Option and the issuance of the shares of Common Stock that are being acquired.

13.

Impact on Other Plans and Arrangements. The determination of whether the value of this Option or any income attributable thereto will be included or excluded in calculating any severance, resignation, redundancy, end of service payments, bonuses or long-service awards, any payments or benefits under any pension or retirement plans or any other compensation or benefits will be based on the terms of the applicable plan, program or arrangement. If such plan, program or arrangement would not otherwise require the inclusion of such amounts in such calculation, then such amounts shall be excluded from such calculation.

14.

Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, transferees and personal representatives of the Participant and the successors of the Corporation.

15.

Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

16.	Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of laws principles, except to the extent federal law applies.
17.

Securities Laws. No shares of Common Stock shall be issued pursuant to this Option except in accordance with all applicable securities and other laws, rules and regulations and subject to such approvals of any governmental agencies as may be required.

18.

Tax Consequences and Section 409A. The Participant acknowledges that there may be tax consequences upon the acquisition and disposition of shares of Common Stock acquired upon exercise of the Option, and that the Participant should consult a tax advisor

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prior to such acquisition or disposition. The Option is intended to be exempt from the requirements of Section 409A of the Code. Notwithstanding the preceding, the Corporation and its Subsidiaries shall not be liable to the Participant or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that this Agreement is subject to taxes, penalties or interest as a result of failing to comply with Section 409A of the Code.

19.

Withholding Obligations. If applicable, the Participant shall remit to the Corporation amounts sufficient to satisfy any federal, state or local withholding tax requirements before the issuance of any Common Stock pursuant to exercise of this Option. Such payment shall be made in the form of cash or cash equivalent acceptable to the Committee or, if the Committee permits, by delivery of shares of Common Stock that the Participant already owns and, to the extent necessary to avoid adverse accounting consequences, has owned for at least six months or by withholding from the number of shares of Restricted Stock otherwise issuable hereunder, a number of shares with a Fair Market Value equal to the withholding liability (but no more than the minimum required withholding). In addition, the Committee may, in its sole discretion, to the extent permitted by applicable law, allow such withholding obligation to be satisfied by any other method described in the Plan.

20.

Amendment or Termination. This Agreement may be amended or terminated at any time by the mutual agreement and written consent of the Participant and the Corporation, but only to the extent permitted under the Plan.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be signed by a duly authorized officer, and the Participant has affixed his signature hereto.

CORPORATION:

PRIMEDIA INC.

By:

Name:

Title:

PARTICIPANT:

Participant

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EXHIBIT A

Vesting Provisions

Except as otherwise provided in the Agreement, this Option shall become exercisable as set forth below.

This Option shall become exercisable with respect to one-third (1/3) of the shares of Common Stock subject to the Option on each of December 31, 2008, December 31, 2009 and December 31, 2010 (rounded down to the nearest whole share or up if the last remaining shares are vesting), provided the Participant is still serving on the Board of Directors of the Corporation or any Subsidiary at each such time.

Notwithstanding the foregoing, the Option shall become exercisable with respect to one-hundred percent (100%) of the shares of Common Stock subject to the Option if the Participant dies or becomes Disabled while still serving on the Board of Directors of the Corporation or any Subsidiary.

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